XCL Ltd. and Subsidiaries

  Exhibit 11-Computation of Earnings Per Common and Common
                      Equivalent Share

      (Amounts in thousands except, per share amounts)

                                                        Three Months Ended
                                                             March 31
                                                        1995          1994
                                                        ----          ----
PRIMARY:

Loss before extraordinary item                        $ (1,612)     $ (1,592)

Extraordinary charge for early extinguishment of debt        -        (1,742)
                                                       -------       -------
Net loss                                                (1,612)       (3,334)

Dividends on preferred stock                                 -             -
                                                       -------       -------
Net loss attributable to common stock                 $ (1,612)     $ (3,334)
                                                       =======       =======
Weighted average number of shares common stock
 outstanding                                           234,499       168,028

Common stock equivalents (computed using treasury
 stock method)                                               -             -
                                                       -------       -------
Average number of shares of common stock and
common stock equivalents outstanding                   234,499       210,485
                                                      ========       =======
Net loss per common and common equivalent share:

     Net loss before extraordinary item               $   (.01)     $   (.01)

     Extraordinary item                                      -          (.01)
                                                        ------       -------
Net loss per common and common equivalent share       $   (.01)     $   (.02)
                                                        ======        ======
FULLY DILUTED:

Fully diluted net loss per common and common
 equivalent share                                          (1)              (1)

(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.